LETTER AGREEMENT

Managers Trust II

Amended and Restated Distribution Agreement

December 13, 2013

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, CT 06854

Attn: Compliance Officer

Re: Amended and Restated Distribution Agreement between Managers Trust II and Managers Distributor, Inc., dated as of December 4, 2009

Ladies and Gentlemen:

Pursuant to Section 12 of the Amended and Restated Distribution Agreement between Managers Trust II (the “Company”) and Managers Distributors, Inc. (the “Distributor”), dated December 4, 2009 (the “Agreement”), the Company hereby notifies you that, effective December 13, 2013:

Section 15 is hereby added to the Agreement:

15.	The Distributor:

(a)	Acknowledges that with respect to Managers Short Duration Government Fund and Managers Intermediate Government Fund, Managers Investment Group LLC, the investment adviser to and commodity pool operator of the Funds, intends that the Distributor keep and maintain certain books and records required to be maintained by the Commodity Futures Trading Commission (the “CFTC”);

(b)	Agrees to keep and maintain such records required in accordance with CFTC Rule 1.31; and

(c)	Agrees to keep such required books and records open to inspection by any representative of the CFTC or the United States Department of Justice in accordance with CFTC Rule 1.31.

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Please acknowledge your agreement to this letter agreement to the Agreement by executing in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Trust II

By:	/s/ Donald S. Rumery
	Name:	Donald S. Rumery
	Title:	Treasurer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer